Exhibit 19.2
SEMTECH CORPORATION
STOCK TRADING GUIDELINES FOR SEMTECH STOCK FOR
ALL DIRECTORS, OFFICERS AND CERTAIN DESIGNATED EMPLOYEES

POLICY AND PROCEDURES
1.Persons Subject to Policy. This Policy applies to all transactions in Semtech Corporation (the “Company”) stock (including warrants or options to buy or sell the stock) by directors, officers, and certain employees of the Company(or its affiliated or subsidiary family of companies), who are identified by either the Chief Financial Officer or the Chief Legal Officer as “Designated Employees” hereunder. This Policy also applies to the immediate families of such directors, officers and Designated Employees.
2.Related Semtech Policy. This Policy is related to the Company’s “POLICY REGARDING CONFIDENTIAL INFORMATION AND INSIDER TRADING FOR ALL
EMPLOYEES,” (the “Insider Trading Policy”). This Policy on Stock Trading Guidelines governs and controls in the event of any inconsistency or conflict between this Policy and the Insider Trading Policy.
3.Violations of or Non-Compliance with this Policy. Any officer or Designated Employee of the Company who violates or fails to comply with this Policy (directly or indirectly through members of the employee’s immediate family), may be subject to disciplinary action by the Company, up to and including termination of employment. Any director of the Company who violates or fails to comply with this Policy (directly or indirectly through members of the director’s immediate family) will be referred to the Nominating and Governance Committee of the Board of Directors, or to any special Committee as may be convened by the Board of Directors at its discretion, for evaluation of action that may be taken in response to the violation or noncompliance.
4.Restrictions Under this Policy
In addition to restrictions set forth elsewhere in this Policy, all Insiders (as defined below) who are aware of material nonpublic information are prohibited from (a) trading in Company securities, except as expressly permitted by this Policy, (b) recommending that any person trade in Company securities, (c) disclosing material nonpublic information to any person, or (d) assisting anyone engaged in the above activities. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material

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nonpublic information about the Company. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Company’s Chief Legal Officer or any attorney in the Company’s legal department.
In addition, Insiders who, in the course of their employment with the Company or its subsidiaries, learn of material nonpublic information about another company with which the Company or its subsidiaries does business may not (a) trade in that company’s securities until the information becomes public or is no longer material, or (b) disclose such information to any other person or recommend that any person trade in that company’s securities.

For purposes of this Policy, “trade in” or “trading in” securities includes:
•all open market purchases or sales of Company common stock and any other securities of the Company;
•the sale of Company common stock acquired upon the vesting of equity-based awards or the exercise of stock options, including by way of broker-assisted cashless exercise; and
•purchases and sales of derivative securities or any interest or position relating to the future price of Company securities, such as put options, call options and short or forward sales.
Notwithstanding the foregoing, “trading in” securities does not include: (a) the grant or assumption of an “equity award” (as defined below) by the Company; (b) the vesting of an equity award that has been granted or assumed by the Company; (c) the payment of stock units by the Company in accordance with the terms of the applicable award; (d) the withholding by the Company or one of its subsidiaries of securities to satisfy tax and other withholding obligations arising in connection with the vesting, payment or other applicable withholding event with respect to an equity award pursuant to the established terms of the award or as approved by the Board of Directors or the Compensation Committee of the Board of Directors; and (e) the exercise of an in- the-money stock option that has been granted or assumed by the Company if the exercise price and applicable withholding obligations are paid in cash or if there is a “net exercise” (as defined below) that has been specifically approved by the Board of Directors or the Compensation Committee of the Board of Directors. For purposes of this paragraph, a “net exercise” is the use of the shares underlying a stock option to pay the exercise price and/or withholding obligations arising in connection with an exercise of the option. For purposes of this paragraph, “equity awards” include, without limitation, stock options, stock appreciation rights, restricted stock, stock units, and stock bonuses.

Bona fide gifts of securities may only be made during an Open Trading Window and not during a “Blackout Period” and only if the Insider is not aware of material, non-public information; provided, however, that if the Insider is subject to the Pre-Clearance Process as specified below at the time the gift is made, the Insider should obtain pre-clearance in accordance with the process below.

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5.Trading After Termination of Employment
If you are in possession of material nonpublic information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material. You are strongly encouraged to wait until the next Open Trading Window following the termination of your employment before trading in Company securities.

GENERAL PROCEDURES, AND PRE-CLEARANCE PROCESS FOR DIRECTORS AND EXECUTIVE OFFICERS
1.Company Insiders Open Trading Window and Blackout Period.    For the purposes of this Policy, an “Insider” includes, generally, all officers, directors and employees of the Company or any of its divisions, subsidiaries or affiliated companies, and members of their immediate families. No Insider may buy or sell Semtech securities except as authorized by this Policy. The following rules and guidelines for trading by Insiders apply:
a.The provisions and restrictions of this Policy apply to any and all brokerage accounts owned, controlled, or administered by or for the benefit of any Insider. Such accounts specifically include accounts held by the Company’s third party stock plan administrator, including company equity plan accounts, as well as retail brokerage accounts holding vested Semtech equity or other Semtech equity acquired on the open market by an Insider. Additionally, the provisions and restrictions of this Policy apply to any other retail brokerage account in which an Insider holds or intends to hold Semtech stock.
b.Except for transactions made under an authorized 10b5-1 Trading Plan (see below) and transactions that are not subject to this Policy as discussed above, transactions in Semtech securities may only occur during an “Open Trading Window,” and not take place during a time that is a “Blackout Period.” Any exceptions to these guidelines must be expressly approved in advance in writing by the Chief Legal Officer or the Chief Financial Officer for the specific transaction contemplated by an Insider. Such Company officers will exercise independent judgment and discretion in evaluating the circumstances and making a determination. Any waivers of the general trading guidelines will only be issued in very special and exceptional circumstances.
c.An Open Trading Window will be the period during a given Company fiscal quarter that starts on the second trading day following the date of public disclosure of

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the Company’s financial results for the prior fiscal quarter, and ends on the last trading day before the start of the last two weeks of the Company’s then current fiscal quarter.
d.A Quarterly Blackout Period is in effect during any period of time that is not an Open Trading Window. The Quarterly Blackout Period starts at the end of an Open Trading Window (i.e. beginning as of the start of the last two weeks of the Company’s fiscal quarter) and ends on the day before the Open Trading Window opens (i.e. the Quarterly Blackout Period ends as of the close of business on the first trading day following the date of public disclosure of the Company’s financial results for the given fiscal quarter.)
e.Special Circumstances Blackout Periods. The Company, via the Chief Legal Officer, may announce and implement a Special Circumstances Blackout Period if and when such circumstances arise that warrant such action in the opinion of the Chief Legal Officer. A Special Circumstances Blackout Period may arise without notice or warning. In the event any Special Circumstances Blackout Period is implemented, notice of the applicable Blackout Period will be made by the Chief Legal Officer. The purpose for such Special Circumstances Blackout Period may or may not be disclosed, depending on the nature of the matter, situation, or occurrence that has prompted the implementation of the Special Circumstances Blackout Period.
f.Reminders regarding the opening and closing of the Open Trading Window will be sent out on a recurring basis by the Company.

2.Trading Pre-Clearance Process for Section 16 Individuals. Pre-clearance trading approval processes apply to all non-employee directors and executive officers of the Company (the Section 16 individuals.) The Chief Legal Officer of the Company is responsible for oversight and administration of the pre-clearance trading approval process.
a.Any transaction in Semtech stock by a Section 16 officer or director (including implementation of a 10b5-1 Trading Plan, see below) must get pre-clearance from one of the Semtech Trading Compliance Officers.
b.Our Trading Compliance Officers are the Chief Legal Officer, Chief Financial Officer, Vice President of Finance and Corporate Controller, Corporate Treasurer, and any Assistant General Counsel or Senior Corporate Attorney within the Legal Department.
c.A Trading Compliance Officer must be contacted personally for pre-clearance before any transaction can be completed.
d.No Compliance Officer may pre-clear his/her own transactions.
e.The Chief Legal Officer is the primary contact person for pre-clearance, with an Assistant General Counsel, Senior Corporate Attorney, the Chief Financial Officer ,

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the Vice President of Finance and Corporate Controller and Corporate Treasurer as back-ups in that order.
f.Pre-clearance will involve some Q&A with the trader, and confirmation by the Trading Compliance Officer of certain background information required by SEC rules. The Company is responsible for monitoring and knowing the background information. The trader will be responsible for being familiar with his/her past transactions (within the past 6 months) to make the Q&A go smoothly.
g.The Trading Compliance Officer will use a written checklist that the Trading Compliance Officer will fill out at the end of the Q&A if clearance is given. That form will be retained by the Company (in Legal and Stock Plan Administration) as a record of the pre-clearance conversation. A copy is attached to this Policy as Exhibit A.
h.Following pre-clearance, the Company will advise the Company’s third party stock plan administrator (or other broker as applicable for the trader’s personal circumstances) that the trader has been cleared to trade under our procedures. The trader will then contact the Company’s third party stock plan administrator via their Executive Services section (or other broker as applicable) to instruct them for the trader’s desired transaction.
i.Pre-clearance will be good for a limited period of time; it will NOT be open ended. Pre-clearance will be good for the date of clearance and for three (3) market trading days after. If the trader has not completed the proposed transaction before clearance expires, the trader will have to get fresh pre-clearance. The Company’s third party stock plan administrator (or other broker as applicable) will be advised about the expiration date of a given clearance, as a means of improving our ability to keep better track of officer and director transactions and to ensure timely reporting of same.

j.The Company’s third party stock plan administrator has processes that will provide the trader and Semtech with confirmation of a transaction once it has been completed. They will also notify the trader IF a transaction has NOT been completed for some reason (e.g. failure to hit a “limit” target, inability to complete the desired volume in time, other reasons for non-completion associated with transaction conditions the trader may have set for trading instructions). NOTE: The Company may not be able to arrange this same level of reporting for non-completion of requested transaction with brokers other than the Company’s third party stock plan administrator.
k.Pre-clearance is a Company directed matter and policy. It is NOT a means of ensuring that a trader is complying with all securities trading laws. All traders remain individually responsible for ensuring that they and their immediate family members are not engaging in any transaction when they are in possession of material inside information.

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RULE 10B5-1 TRADING PLANS
1.Overview. Rule 10b5-1 under the Securities Exchange Act of 1934 provides for creation of stock trading plans that traders may find beneficial or useful for their personal financial and investment needs. This Policy presumes basic knowledge and understanding of the basics of Rule 10b5-1 trading plans (“Trading Plans”). General information on Trading Plans is available from the Company Legal Department on request.
2.Persons Eligible to Create a Trading Plan. Any Insider as defined by this Policy may implement and adopt a Trading Plan.
3.Timing For the Creation and Coordination of a Trading Plan with the Company. The work on a Trading Plan needs to start no later than the third week of an Open Trading Window. The Chief Legal Officer is responsible for reviewing any proposed Trading Plan to confirm that it includes all applicable elements and requirements as per Rule 10b5-1, and providing Company acknowledgement of the Trading Plan to the applicable broker. No Trading Plan will be authorized for implementation if it is not compliant with Rule 10b5-1 and has not been completed one week prior to the end of a given Open Trading Window. Among other administrative steps for completion of a Trading Plan, finalization of the Trading Plan will require pre-clearance for the Insider under this Policy just like any other “one off” trading. The Trading Plan shall comply with all other requirements then in effect to company with Rule 10b5-1. A Trading Plan may only be created during an Open Window Period and when the Insider is not in possession of any material nonpublic information.
4.Elements of a Trading Plan. The Company generally will not provide advice or recommendations to any Insider regarding the construction, elements, or details of any Trading Plan. The Trading Plan must comply with all other requirements required by law or applicable rules and regulations.
5.Public Disclosure. A Trading Plan need only be publicly disclosed to the extent required by law or applicable rule or regulation.
6.Lead Time Between Adoption of the Trading Plan and Commencement of Trading Under the Trading Plan. For persons other than executive officers or directors, a Trading Plan must be established in writing at least thirty (30) days prior to the first trade authorized under the Trading Plan, and be signed and dated by the person entering into the Trading Plan. For directors and executive officers, a Trading Plan must be established in writing and the director or executive officer may not conduct the first trade under the Trading Plan until the later of (a) 90 days following the Trading Plan’s adoption or modification, or (b) two trading days following disclosure in Forms 10-K and 10-Q of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified (but not to exceed 120 days following the date of the Trading Plan’s adoption or modification).

7.Reporting of Transactions Under Form 4 for Section 16 Individuals. An appropriate footnote will be added to any report on Form 4 of a transaction completed under

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an applicable Trading Plan, with reference to the adoption date of the applicable Trading Plan that governs the transaction.
8.Modifications to or Terminations of an Existing Trading Plan. As a general rule, no modification to or termination of any Trading Plan will be authorized by the Company once the Trading Plan has been adopted. Proposals for modifications to or termination of any Trading Plan must be presented to the Committee of the Board of Directors to which administrative oversight for this Policy has been given by applicable action of the Board of Directors. Authorization for any modification or termination will only be issued in very special and exceptional circumstances.
9.Concurrent Trading Plans. A person may not (i) enter into overlapping Trading Plans and (ii) may only enter into one single-trade Trading Plan during any 12-month period (in each case, subject to certain exceptions as permitted by law or applicable rule or regulation).
10.Trading Independent of a Trading Plan. Any transactions proposed by an Insider outside of or independent of a Trading Plan, while a Trading Plan is in effect, will be subject to the general provisions of this Policy. Insiders must remember that any trading outside of a Trading Plan will not be subject to the presumptions and affirmative defenses regarding insider trading that are contained in Rule 10b5-1. As such, any such trading should be conducted with great caution, and it is strongly recommended that an Insider seek independent legal advice before conducting any transaction outside of a Trading Plan while the Trading Plan is in effect. Under no circumstances may an Insider conduct any “opposite way” transaction(s) outside of a Trading Plan while a Trading Plan is in effect (e.g., buy while a Trading Plan for selling is in effect.)

POLICY REGARDING PROHIBITED TRANSACTIONS, HEDGING, AND USE OF SEMTECH STOCK IN MARGIN ACCOUNTS
1.Prohibited Transactions. No Insider is permitted to engage in, conduct or transact, directly or indirectly, any short sale, open market publicly traded options (e.g. puts, calls or comparable derivative securities,) or any other transaction involving securities of the Company in violation of this Policy.
2.Policy on Hedging. No employee or member of the Board of Directors of the Company, or anyone acting for an employee or director, may engage in any hedging transactions in relation to Semtech stock or Semtech issued equity awards or rights. This prohibition includes and prohibits any such hedging activity or transaction regardless of the source or nature of the Semtech stock or equity award held by such employee or director. For the purposes of this policy, this prohibition includes purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset any decrease in the market value of the securities of the Company.

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3.Margin Accounts. No employee or member of the Board of Directors of the Company may pledge or use any Semtech stock or Semtech issued equity awards or rights held by such employee or director in or as collateral for any margin account, or other form of credit arrangement.

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EXHIBIT A
SEC. 16 OFFICER AND DIRECTOR TRADING COMPLIANCE PROGRAM - PRECLEARANCE CHECKLIST
Individual Proposing to Trade:
Compliance Officer:
Proposed Trade (Sell or Buy), and Source (e.g.         options, RSUs) if Sale:
Number of Shares To Be Sold or Bought:
Broker Handling the Transaction:
Date of Clearance:
Clearance Period Ends:
Blackout Period. Confirm that the trade is not being made during any “Blackout
Period” established per the Company’s guidelines.
Section 16 Compliance. Confirm, if the individual is a director or an officer subject to Section 16, that the proposed trade will not give rise to any potential liability under Section 16 as a result of matched past (or intended future)
transactions. With respect to sales of stock acquired under Rule 16b-3 plans (e.g.
equity award plans), ensure that a stock option has been held for at least 6 months from the date of grant until the sale of the underlying shares.
Also, ensure that a Form 4 has been or will be completed and will be timely filed.
Prohibited Trades. Confirm, if the individual is a director or an officer subject to
Section 16, that the proposed transaction is not a “short sale,” put, call or other prohibited or strongly discouraged transaction.
Rule 144 Compliance. Confirm, if the individual is potentially an “affiliate,” that:
Current public information requirement has been met;
Shares are not restricted or, if restricted, the applicable holding period has been meet;
Volume limitations are not exceeded (confirm the individual is not part of an aggregated group);
The manner of sale requirements have been met; and
The Notice on Form 144 has been or will be completed and will be filed.
Rule 10b-5 Concerns. Confirm that (i) the individual has been reminded that trading is prohibited when in possession of any material information regarding the
Company that has not been adequately disclosed to the public, and (ii) the

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Compliance Officer has discussed with the insider any information known to the individual or the Compliance Officer which might be considered material, so that the individual has made an informed judgment as to the presence of inside information.

Signature of Compliance Officer

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